STOCK PURCHASE AGREEMENT


     THIS AGREEMENT, made this 7th day of May, 1997, by and between FOREST
CITY ENTERPRISES, INC., an Ohio corporation with its offices at 10800 Brookpark Road, Cleveland, Ohio 44130 (herein called "FCE") and RICHARD MILLER, AARON MILLER, and GABRIELLE MILLER, c/o Paul H. Feinberg, Esq., Suite 3200, National City Center, 1900 East 9th Street, Cleveland, Ohio 44114, (herein referred to collectively as "Shareholders" and individually as "Shareholder").

                              W I T N E S S E T H:
     WHEREAS, Shareholders are the owners and holders of record of an aggregate of 77,700 shares of Class A Common Stock of FCE, each Shareholder being the owner and holder of record of 25,900 shares of Class A Common Stock of FCE (the "Shares").
     WHEREAS, the parties desire that FCE purchase from each of the Shareholders and each of the Shareholders sell to FCE the Shares owned by each upon the following terms and conditions:
     THEREFORE, the parties hereto, for and upon the mutual covenants and considerations hereinafter set forth, agree as follows.
     (1) Each Shareholder shall sell to FCE and FCE shall purchase from each Shareholder the 25,900 Shares owned and held of record by each Shareholder for a purchase price calculated as follows:
          (i)    $36.50 per Share plus
          (ii) interest at the rate of 6.6923% per annum (based upon a 360 day year) from May 7, 1997 until the Closing Date, less
          (iii) any dividends paid per Share between May 7, 1997 and the Closing Date.
     (2) FCE shall pay the purchase price in immediately collectible funds to each Shareholder on August 18, 1997 (the "Closing Date") as directed in writing by each Shareholder, at which time each Shareholder will deliver the Shares endorsed in blank for transfer, free and clear of all encumbrances.
     (3) Each Shareholder represents and warrants that he/she is the owner, free and clear of any encumbrances, of all the Shares sold and delivered by him/her hereunder.
     (4) FCE represents and warrants that the execution and delivery of this agreement by it has been duly authorized by proper corporate action and it constitutes a valid, binding, and enforceable obligation of FCE in accordance with its terms.
     (5) All representations and warranties made hereunder shall survive the delivery of the Shares sold hereunder.
     (6) All demands and notices given hereunder shall be sent by registered mail addressed to FCE and to each Shareholder c/o Paul H. Feinberg, Esq., Baker & Hostetler, National City Center, 1900 East 9th Street, Suite 3200, Cleveland, Ohio 44114.
     (7) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and permitted assigns.
     (8) This Agreement cannot be assigned by any party without the written consent of the other parties.
     (9) At the request of FCE, the Shares shall be transferred into a custody or other arrangement under instructions which will restrict any sale or transfer of the Shares by the Shareholders except pursuant to this Agreement.
     (10) This Agreement may be amended only by a written instrument signed by all parties.

     (11) This Agreement may be executed in counterparts.
IN WITNESS WHEREOF, the parties hereto have signed this instrument this 7th day of May, 1997.

FOREST CITY ENTERPRISES, INC.               SHAREHOLDERS:
By__________________________                _________________________________
                                                     Richard Miller

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Attests:                                              Aaron Miller

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                                                    Gabrielle Miller